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                                                                   Exhibit 10.1

                       DEVELOPMENT AND LICENSE AGREEMENT

DEVELOPMENT AND LICENSE AGREEMENT (this Agreement) is made the

[   ] day of October 1997, between

BIOVAIL LABORATORIES INCORPORATED,

            a Barbados corporation incorporated under the International Business Companies Act, 1991-24, whose head office is Chelston Park
            Building 2, Collymore Rock
            St Michael BHI
            Barbados, West Indies

                                              (hereinafter referred to as "BLI")

            - and -

            INTELLIGENT POLYMERS LIMITED,

            a company incorporated under the laws of Bermuda whose head office is
            Clarendon House
            2 Church Street
            Hamilton HM I I
            Bermuda

                                          (hereinafter referred to as "Polymer")

- and -

BIOVAIL CORPORATION INTERNATIONAL

            a company incorporated under the laws of Canada having its principal place of business at 2488 Dunwin Drive, Mississauga, Ontario,


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            Canada L5L 1J9

                                              (hereinafter referred to as "BCI")

WHEREAS:

BLI has acquired and developed expertise, know-how and technology relating to the formulation of controlled release medicines, and has expertise in the commercialization of pharmaceutical and drug delivery products, including controlled release medicines, throughout the world; and

BLI is knowledgeable in the development, registration and licensing of pharmaceutical products; and

BCI is a company engaged in research and development into various drug delivery systems and in the development of pharmaceutical and drug delivery products; and

Polymer is a company established for the purpose of contributing to and participating in the development and commercialization of pharmaceutical and drug delivery products, including controlled release medicines, and to facilitate the introduction of such products into the pharmaceutical market;

Polymer is desirous of obtaining access to the Biovail Technology to develop certain Products; and

Polymer wishes to grant to BLI the right to Market the Products so Developed in exchange for the Royalties and other consideration specified in this Agreement; and

BLI has agreed to make available to Polymer the Biovail Technology and to Develop certain Products using the Biovail Technology on the terms, conditions and limitations of this Agreement with a view to the successful development, formulation and marketing of the Products and to cause BCI to perform its obligations under this Agreement;

BCI has agreed to assist in the Development of those Products; and

BLI has agreed to assist in the commercialization of the Products by, inter alia, arranging for and entering into Licenses for the Marketing of the Products.


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NOW IT IS HEREBY AGREED AS FOLLOWS:
1.                  DEFINITIONS

In this Agreement the following definitions shall apply:

1.1 ADDITIONAL PRODUCT means BLI's formulation of a once-daily controlled release nifedipine which is intended to be AB rated bioequivalent to Procardia XL currently marketed in the U.S.A. by Pfizer Inc. AB RATED BIOEQUIVALENT means that the Product may be substituted for the corresponding brand name medicine by a pharmacist in filling a prescription for the brand name medicine.

1.2 AFFILIATED COMPANY means any company that is Controlled directly or indirectly by one of the parties, or any company that directly or indirectly controls one of the parties, or any company that is directly or indirectly controlled by a company which also directly or indirectly controls one of the parties, so that Affiliated Company shall include any parent or subsidiary of one of the parties, or any direct or indirectly held subsidiary of one of the parties. AFFILIATE has a corresponding meaning.

1.3 AGREEMENT means this agreement, all schedules to this Agreement and all instruments supplemental to this Agreement or in amendment or confirmation of this Agreement; HEREOF, HERETO and HEREUNDER and similar expressions mean and refer to this Agreement and not to any particular article or section; and ARTICLE, PARAGRAPH, or SCHEDULE mean and refer to the specified article, paragraph, or schedule of or to this Agreement.

1.4 ANDA means an Abbreviated New Drug Application filed with the FDA to obtain Regulatory Approval for an AB-rated generic drug.

1.5 ANDA PRODUCT means a Product for which Regulatory Approval has been granted on the basis of an ANDA.

1.6 APPLICATION FOR REGULATORY APPROVAL means an application made to a Regulatory Authority for permission to Market and/or Manufacture the Product in any country in which that Regulatory Authority has jurisdiction.

1.7  AVAILABLE FUNDS means the sum of:


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         (a)  the aggregate amount of funds received by Polymer upon the completion of the offering contemplated by the Prospectus;

         (b) interest and all other income earned from time to time as a result of any temporary investment of the funds described in sub-paragraph (a) above or interest or income thereon;

         (c) any other revenues received by Polymer from BLI or any other Person under any agreements between Polymer, on the one hand, and BLI or such Person, on the other hand, whether of a capital or income nature, including, without limitation, funds received by Polymer pursuant to Sections 4 and 9 of this Agreement; and

         (d) any portion of the Litigation Reserve which was not expended pursuant to paragraph 5.6 or which remains after the Parties agree not to seek Regulatory Approval of the Additional Product in the U.S.A.

less the sum of:

         (e) all necessary or appropriate expenses incurred in operating the business of Polymer (other than amounts paid under this Agreement), including, without limitation, legal and administrative expenses, amounts paid by Polymer from time to time under the Services Agreement and reasonable reserves for present and future obligations of Polymer; and

         (f) prior to Regulatory Approval of the Additional Product, the Litigation Reserve, and after Regulatory Approval of the Additional Product, that portion of the Litigation Reserve that was expended pursuant to paragraph 5.6; and

         (g) an amount in respect of working capital to be retained by Polymer as it shall determine, not in excess of US $1 million.

1.8  BIOVAIL means BCI and BLI collectively.

1.9  BIOVAIL TECHNOLOGY means the Patent Rights and the Know-How.


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1.10 BUSINESS DAY means any day other than a Saturday, Sunday or statutory holiday in the Territory.

1.11 GMP means the Good Manufacturing Practices, as prescribed from time to time by the FDA and CGMP means current Good Manufacturing Practices.

1.12 CONTROL means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights attached to the issued voting shares of a party to this Agreement, or the ability to elect a majority of the Board of Directors of a Party to this Agreement, or the possession of a contractual right to control the activities of a Party to this Agreement.

1.13 DESIGNATED PRODUCTS means those Products that Polymer may add to Schedule
     1.37 from time to time as provided in paragraph 2.16 of this Agreement.

1.14 DEVELOP means to perform all of the work required to be done for any Product to prepare and file an Application for Regulatory Approval for that Product, to prosecute that Application for Regulatory Approval, and to obtain Regulatory Approval for that Product, and includes, without limitation, such animal toxicology studies, formulation development, in vitro and analytical testing, clinical trials and evaluations, including, as appropriate, Phase I, II and III clinical studies, manufacturing scale-up, process validation studies, and such other clinical tests or studies as BLI may from time to time reasonably deem appropriate under
     Article 2 for the purposes set out therein, and DEVELOPED has a corresponding meaning.

1.15 DEVELOPMENT COSTS means all of the expenses incurred by BLI or BCI in connection with the performance of their obligations under this Agreement, including, without limitation, research expenses (including salaries, benefits and supplies), general and administrative expenses, capital asset costs and all other costs and expenses.

1.16 EFFECTIVE DATE means the date of this Agreement set out on page 1.

1.17 EXCLUDED PRODUCT means a pharmaceutical formulation or presentation of any Product that is not identical to,


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     or capable of substitution for, a Product Developed by BLI for
     Polymer under the terms of this Agreement.

1.18 FDA means the Food and Drug Administration of the United States of America or any successor agency.

1.19 FINANCIAL NOTICE means a notice delivered by Polymer to BLI, along with quarterly financial statements of Polymer, advising BLI that Polymer has cash or cash equivalents of less than US$3 million.

1.20 FIRST COMMERCIAL SALE means, for any Product, and in any country in the Territory, the actual first arm's length sale of that Product by BLI, or an Affiliate or Licensee of BLI to a third party pursuant to a License for that Product from Polymer to BLI effective in that country.

1.21 IND means a preliminary application made to the FDA seeking permission to commence the tests and studies necessary for Regulator Approval of a Product.

1.22 KNOW-HOW means all scientific, technical, medical and marketing data, information, expertise, trade secrets, manufacturing, mixing and production procedures, technical assistance, and shop rights, whether generally known to others or not, and relating to a Product or to the processing, preparing, manufacturing, making, testing, or to the registering, use or sale, of a Product, and includes:

         (a) characteristics, selection, judgment of properties and data relating to materials used or useful in the processing preparing, manufacturing, making and testing of such pharmaceutical compounds;

         (b) information and data relating to processes, techniques, equipment and methods used or useful in the processing, preparing, manufacturing, making, testing or packaging of such pharmaceutical compounds;

     but does not include Clinical Information.

1.23 LICENSE means an agreement relating to the Manufacture or Marketing of the Product between BLI or Polymer, or an Affiliate of BLI or Polymer, and some other person.


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1.24 LICENSEE means a Person licensed by Polymer or BLI, or any Affiliate of
     Polymer or BLI, to Manufacture and/or Market the Product.

1.25 LICENSE PERIOD means, for any Product and in any country in the Territory, the longest of a period of time commencing on the date of Regulatory Approval of the Product in that country and continuing until:

         (a) the expiration of any patents in that country covering that Product;

         (b) if there are no such patents, 10 years from the date of the first commercial sale of that Product in that country; or

         (c) the minimum time period specified in any license agreement granting BLI or BCI rights to use any technology relating to the Product in that country.

1.26 LITIGATION RESERVE means an amount of one and one-half million US dollars (US$1.5 million) to be retained by Polymer and used only for the purposes specified in paragraph 5.6, except that any portion of the Litigation Reserve remaining after Regulatory Approval of the Additional Product shall become part of the Available Funds.

1.27 MANUFACTURE means to process, prepare, make, test, package or label the Product, and Manufacturing and Manufactured have corresponding meanings.

1.28 MARKET means to promote, distribute, test, market, advertise, sell or offer to sell, and MARKETING has a corresponding meaning.

1.29 NDA means a New Drug Application filed with the FDA, and may include new drug applications, product license applications and establishment license applications.

1.30 NDA PRODUCT means any Product for which Regulatory Approval is obtained based on an NDA.

1.31 NET SALES means the total of all amounts received by BLI, BCI or Polymer, or by an Affiliate or Licensee of BLI, BCI or Polymer for any Product sold to arm's length Purchasers (but excluding sales by BLI, BCI or


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         Polymer to an Affiliate or Licensee of BLI, BCI or Polymer,
         respectively, for resale to Purchasers, and excluding the price of samples sold by BLI, BCI or Polymer, or an Affiliate or Licensee of BLI, BCI or Polymer, respectively) net of:

         (a) distributors', wholesalers' or trade discounts or rebates, and rebates paid to customers for distribution services;

         (b) price adjustments to customers' inventories to address market price declines;

         (c) any royalty or other similar payment due by the seller of any relevant Product to any third party (which is not an Affiliate or Subsidiary of BLI, BCI or Polymer) in respect of the sale of such Product pursuant to a license, sales or other agreement or understanding;

         (d) charge-backs or rebates actually allowed and taken on such sales in such amounts as are customary in the trade and are specifically related to the Products (excluding cash discounts, except for normal trade discounts not exceeding 5% of gross sales for early payment of invoices);

         (e)  trade samples and other free goods;

         (f) duties and taxes on any sale to the extent separately included in the amount billed;

         (g)  transportation charges separately itemized;

         (h)  credits for product returns;

         (i) other allowances or deductions agreed on with and actually given to Purchasers.

1.32 PARTY means either Polymer, BCI or BLI, and PARTIES means any two or more of them.

1.33 PATENT RIGHTS means, collectively, any patent application or issued patent, including any continuation, divisional, re-issue and re-examination applications, filed by, or issued or granted to BLI or BCI or any Affiliate of BLI or BCI or licensed to BLI or BCI or any Affiliate of BLI or BCI which describes or claims any

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     Product, any intermediate used or useful in Manufacturing any Product, or any use of any Product including, without limitation, the patents and patent applications listed in Schedule 1.33.

1.34 PERSON means an individual, partnership, joint venture, trustee, trust, corporation, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns have a similarly extended meaning.

1.35 PRODUCT DEVELOPMENT means all of the work required to be done for any Product to prepare and file an Application for Regulatory Approval for that Product, to prosecute that Application for Regulatory Approval and to obtain Regulatory Approval for that Product, and includes, without limitation, such animal toxicology studies, formulation development, in vitro and analytical testing, clinical trials and evaluations including, as appropriate, Phase I, II and III clinical studies, manufacturing scale-up, process validation studies, and such other supplemental or additional clinical tests or studies as BLI may from time to time reasonably deem appropriate under Article 2 for those purposes.

1.36 PRODUCT DEVELOPMENT PROGRAM means a program relating to any Product and specifying work plans and budgets for the work to be done by BLI under the terms of this Agreement to Develop that Product.

1.37 PRODUCTS means the once-daily controlled release formulations of the drug compounds identified in the left hand column of Schedule 1.37 hereto, which drug compounds are also contained in the brand name formulation of the drug compound identified in the right-hand column of Schedule 1.37, and PRODUCT means any one of them, and includes once-daily controlled release products added pursuant to the provisions of paragraphs 2.15 and
     2.16 of this Agreement.

1.38 PRODUCT LICENSING FEE means any one-time, infrequent, not in the ordinary course or special payments fee or amount that BLI, BCI or Polymer may actually receive from a Licensee, pursuant to the terms of a license agreement, as consideration for entering into a license for a Product, and excludes any amounts paid to any of BLI, BCI or Polymers by a Licensee:


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     (a)  for tests or studies performed for a Licensee;

     (b)  as advances on Manufacturing charges;

     (c) as compensation for expansion of Manufacturing capabilities; and

     (d) which is refundable to a Licensee or is to be credited against charges for services or products provided by BLI or BCI.

1.39 PROSPECTUS means the prospectus included in the registration statement on Forms F-I and F-3 (Registration Nos. 333-35833 and 333-35839 filed with the Securities and Exchange Commission on September 17, 1997, in the form that such registration statement was declared effective by the U.S. Securities and Exchange Commission.

1.40 PURCHASERS means any Person, firm or company other than BLI, BCI, Polymer, their Affiliated Companies, and their Licensees hereunder who purchase Products in arm's length transactions.

1.41 REGULATORY APPROVAL means approval to Market pharmaceutical products issued by government health authorities.

1.42 REGULATORY AUTHORITY means a government health authority or other body having jurisdiction to grant Regulatory Approvals within the Territories.

1.43 SERVICE AGREEMENT means the Services Agreement effective as of the date hereof among BLI and Polymer, pursuant to which BLI has agreed to provide certain services to Polymer as Polymer may from time to time request.

1.44 SUB-LICENSEE means any Person licensed by BLI to Manufacture and/or Market a Product in any country in the Territory.

1.45 TERM means the period of time that this Agreement will remain in force unless earlier terminated in accordance with the provisions of Section 12.

1.46 TERRITORY means all countries of the world except for Canada.


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1.47 Words importing the singular include the plural and vice-versa and words importing gender include all genders.

1.48 The division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

2. DEVELOPMENT OF PRODUCTS

2.1 BLI shall, in accordance with the terms and conditions of this Agreement, use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue Regulatory Approval in the Territory of, the Products other than the Additional Product, and (ii) conduct clinical testing for and pursue Regulatory Approval in the Territory of, the Additional Product, and to that end BLI, BCI and Polymer agree as follows:

   ENGAGEMENT OF BLI

2.2 Polymer hereby engages BLI to use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue Regulatory Approval in the Territory of, the Products other than the Additional Product, and (ii) conduct clinical testing for and pursue Regulatory Approval in the Territory of, the Additional Product, all in accordance with the terms of this Agreement. BLI hereby accepts that engagement.

2.3 BLI shall use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue Regulatory Approval in the Territory of, the Products other than the Additional Product, and (ii) conduct clinical testing for and pursue Regulatory Approval in the Territory of, the Additional Product and shall undertake such other activities as the parties may reasonably agree from time to time.

   DEVELOPMENT WORK BY BCI

2.4 BLI hereby engages BCI to perform such research, development and experimentation activities and such related


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     tests and studies as BLI may from time to time during the Term of this
     Agreement delegate or assign to BCI. BCI agrees to perform such of the activities, tests and studies as may be delegated or assigned to it by BLI.

2.5 Each of BLI and BCI agrees that Polymer may enforce the terms of this Agreement directly against BCI with respect to the performance of any activity, test or study delegated or assigned to BCI by BLI as if Polymer had itself engaged BCI to carry out such activity, test or study. Polymer accepts the performance of any such activity, test or study by BCI as performance by BLI itself, and acknowledges that BCI may fulfil any of the obligations of BLI under this Agreement. Each of BLI and BCI fully and unconditionally guarantees the performance by the other of its obligations under this Agreement.

   PRODUCT DEVELOPMENT PRIORITIES

2.6 Polymer and BLI shall negotiate in good faith, as soon as reasonably possible after the Effective Date, to determine the relative priorities for the Development of each of the Products. Biovail shall then develop budgets for each of the stages of Product Development for each Product, consistent with these priorities.

   PRODUCT DEVELOPMENT PROGRAM

2.7 For each of the Products, BLI shall prepare and submit to Polymer a Product Development Program consistent with the priorities and budgets established under paragraph 2.6. BLI shall diligently perform or cause BCI or any other qualified person to perform the tasks and activities set out in the Product Development Program.

2.8 Each of BLI, BCI and Polymer shall diligently carry out their respective obligations under the Product Development Program and shall report any significant deviations therefrom to the Other in a timely manner.

2.9 BLI shall produce all information and data necessary to file any IND or NDA for any Product developed hereunder.


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    MODIFICATIONS TO SCHEDULING AND PRIORITIES

2.10 Polymer acknowledges that technological and commercial uncertainties may make it necessary for BLI to modify or change the relative priorities assigned to Product Development Programs pursuant to paragraph 2.6. BLI shall notify Polymer of any such changes or modifications planned by BLI. If the Parties are unable to agree on those proposed changes or modifications, BLI may, in its sole discretion, determine from time to time:

     (a) the resources of BLI and BCI (whether facilities, equipment, personnel or otherwise) to be devoted or dedicated to the Development of each Product;

     (b)  the priority to be given to any part of a Product
          Development Program;

     (c) the allocation of the resources of BLI or BCI (whether facilities, equipment, personnel or otherwise) that are to be made available to Polymer for each of the stages of any Product Development Program; and

     (d) the portion of Available Funds allocated to each activity within the budget for each individual Product under this Agreement.

2.11 Polymer acknowledges that each of BLI and BCI has and shall have from time to time during the term of this Agreement other projects in various stages of development for their own accounts and for the account of third parties, as well as commitments to third parties to develop other products. Polymer acknowledges that such projects and commitments shall require the expenditure of BLI's and BCI's own funds and the commitment of BLI's and BCI's resources to development projects which do not involve the Products or Polymer. Nothing in this Agreement requires BLI or BCI to devote any designated or minimum amount of resources to the Products. The development of the Products shall be subject to the provisions of paragraph 2.10.

2.12 Notwithstanding the provisions of paragraph 2.11 above, if at any time during the Term of this Agreement BLI is persistently unable or unwilling to devote its own re-


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     sources or those of BCI to the Products in the manner contemplated by this
     Agreement and in a manner consistent with reasonable commercial practice, Polymer may, upon 60 days' written notice to BLI, and upon BLI's failure to take, or to agree to take, within such period, reasonable steps to remedy such situation, engage other Persons to continue the Development of the Products and to utilize any of the Available Funds therefor.

    THIRD-PARTY AGREEMENTS

2.13 Polymer acknowledges that BLI may perform research and development work with respect to any Excluded Product in any country for third parties or for BLI's own account, or with respect to any other products, using the Biovail Technology, any of the data or information created or generated during the Development of any of the Products or any other technology available to Biovail. All such research and development work shall be paid for with funds other than the Available Funds. Any additional Patent Rights, Know-how or other benefits derived from such research and development work shall be the absolute and exclusive property of BLI

2.14 BLI may, in the Development of the Products, use any intellectual property or technology of any third person that BLI is lawfully entitled to use, and may in its sole discretion attempt to obtain any other rights to use, or licenses under, any intellectual property or technology of any third person that BLI determines to be necessary or useful to enable BLI to fulfil its obligations under this Agreement.

    SUBSTITUTED PRODUCTS

2.15 If at any time during the Term of this Agreement:

     (a) BLI determines that the Development of any Product cannot be completed within the priorities and budgets established under paragraph 2.6;

     (b) any Applicafion for Regulatory Approval for any Product is not filed or appears unlikely to be filed within three (3) years of the Effective Date;


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     BLI shall so notify Polymer.  BLI and Polymer shall co-operate in good faith to identify new products to be added to Schedule 1.37, and to modify the list of priorities and budgets accordingly. If BLI and Polymer are unable to agree on such new products or modified priorities, BLI shall continue to Develop the remaining Products in accordance with the Terms of this Agreement.

    OTHER PRODUCTS

2.16 Polymer shall have the right from time to time, with the consent of BLI, to add other Products (the "Designated Products") to Schedule 1.37 to this Agreement for Development hereunder; provided that:

     (a) The Board of Directors of Polymer shall (i) recommend in writing that such other Products be developed hereunder and
          (ii) acknowledge in writing that Polymer is willing to apply a portion of the Available Funds to the development of such other Products;

     (b) At BLI's request, Polymer shall irrevocably agree to expend sufficient funds from the Available Funds to develop such other Products pursuant to the terms of this Agreement.

2.17 Upon the compliance by Polymer with the requirements of paragraph 2.16, the Designated Products shall be added to Schedule 1.37 which shall be deemed to be amended accordingly.

    FAILURE TO DEVELOP

2.18 In no event shall BLI or BCI be liable to Polymer for (a) any partial or total failure to develop any Product in the manner anticipated by BLI, BCI or Polymer or (b) any result or outcome or evaluations, trials, tests or decisions (by BLI, BCI or Polymer) relating to Product Development.


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    NO WARRANTIES

2.19 Each of BLI and BCI disclaims any express or implied warranty (i) that the use of any Products will be free from claims of patent infringement, interference or unlawful use of proprietary information of any third party or infringement of any intellectual property rights generally and (ii) as to the accuracy, reliability, technological or commercial value, comprehensiveness or merchantability of such Products or their suitability or fitness for any purpose including, without limitation, the design, development, manufacture, use or sale of such Products. Each of BCI and BLI disclaims all other warranties of whatever nature, express or implied.

    DEDICATION OF FUNDS

2.20 Polymer acknowledges that all of the Available Funds shall be paid to BLI in accordance with the terms of this Agreement to be used by BLI to the extent necessary to complete the Development of the Products. Polymer shall not, except as provided in paragraphs 2.12, 7.4 and 7.15, enter into any agreement or understanding with, or make any payment to, any Person that is not a Subsidiary or Affiliate of BLI, with respect to the development of, or to the making, testing or studying of any Product, without the prior written consent of BLI.

    PROPERTY OF BLI

2.21 All INDs, NDAs, and NDAs filed hereunder, and all information, data and technology developed pursuant to the terms of this Agreement, shall remain the property of BLI. BLI shall, at the request of Polymer on reasonable notice to BLI, give Polymer reasonable access to, and the right to use, all such documents, information, data and technology to the extent necessary to enable Polymer to fulfil its obligations and exercise its rights under this Agreement.

2.22 Notwithstanding the license granted by this Agreement, all data and information generated, developed or acquired by or for BLI during or for any Product Develop-


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     ment Program shall be the property of BLI, and shall
     not be used by Polymer except for the purpose of Mar keting the Product in accordance with the terms of the license granted by paragraph 7.1 of this Agreement. None of such data or information may be used by Polymer for or in association with the Manufacture or Marketing of any other product.

3. REGISTRATION OF PRODUCTS


3.1 BLI shall prepare and file any IND necessary to enable BLI and BCI to carry out their obligations under this Agreement for any Product.

   NDAS AND ANDAS

3.2 As soon as reasonably possible after completion of the necessary tests and studies for any Product, BLI shall prepare an Application for Regulatory Approval of that Product, in the form of an NDA or ANDA as required. BLI shall be solely responsible for all aspects of the prosecution of such NDA or ANDA. BLI shall not, however, be liable or responsible to Polymer in the event that any NDA or ANDA is not approved or if there is any delay (whether foreseen or unforeseen) in obtaining Regulatory Approval of any Product.

   REGISTRATION PROCEDURES

3.3 BLI shall keep Polymer fully advised of all steps taken by BLI, and by BCI on behalf of BLI, the prosecution of each Application for Regulatory Approval referred to in paragraph 3.2 above, and of the progress of each Application for Regulatory Approval. BLI shall provide to Polymer regular reports in respect of each such Application for Regulatory Approval undertaken by BLI. In particular, BLI shall advise Polymer of the dates of submission and approval of INDs, NDAs, and ANDAs.

3.4 BLI shall have the right to select (in its reasonable discretion) the order in which Applications for Regulatory Approval for any Product are filed with the FDA but shall be guided in its choice by priorities determined under paragraph 2.6 and by the marketing and sales needs of Polymer as communicated by Polymer to

     BLI in discussions and consultations between Polymer and BLI from time to time.

   COSTS

3.5 The costs and expenses of any and all regulatory filings and proceedings relating to the FDA or any other government authority shall be borne solely by Polymer, and shall be paid for by Polymer, or reimbursed to BLI, as the case may be, from the Available Funds.

4. ADDITIONAL FUNDING

4.1 Polymer shall deliver to BLI on or before the tenth (10) day of each month a statement specifying the Available Funds spent to date and the amount of Available Funds remaining. At any time that the amount of Available Funds falls below three million dollars (US Funds), (US$3,000,000), Polymer shall deliver to BLI a Financial Notice certifying that amount.

4.2 No later than 90 days after delivery of the Financial Notice, to the extent BLI has not exercised the Purchase Option or extended the termination date of the Purchase Option or extended the termination date of the Purchase Option in each case as provided herein, Polymer and BLI will commence good faith negotiations as to any terms on which BLI might provide additional funding for any or all of the Products, taking into account relevant issues including but not limited to the amount and timing of such funding, possible alterations in the terms of the Biovail Option if the Biovail Option has not yet been exercised or the possibility of granting Biovail a renewed Biovail Option if the Biovail Option has not yet been exercised, and the terms of this Agreement, including those that relate to Manufacturing and Licensing.

4.3 If the parties successfully negotiate new funding terms within sixty (60) days after the commencement of such negotiations, the Purchase Option can be extended for so long as BLI provides funding, but not beyond September 30, 2002. During such period of negotiation between BLI and Polymer, Polymer shall have the right but shall not be required to expend any Available Funds on Development Costs.

4.4 In the event that Polymer and BLI fail to reach an agreement under paragraph 4.2 within sixty (60) days after the commencement of such negotiations, BLI shall grant to Polymer an exclusive License under all remaining Products under the Biovail Technology (as reasonably agreed to by BLI and Polymer) to use, manufacture (except where such right is held by a third party), obtain manufacturing for, sell or otherwise market such products in the Territory for the License Period. BLI shall in addition grant to Polymer an exclusive License in the Territory for all of its patent rights, other intellectual property and supply arrangements relating thereto (as reasonably agreed to by BLI and Polymer as being necessary to develop further any such product) for the License Period, and a nonexclusive, royalty-free license after the expiry of the License Period. The provisions of Articles 3, 7, 8, 9 and 11 of this Agreement shall not apply to any Products in respect of which BLI grants to Polymer a License under the Biovail Technology pursuant to this paragraph.

5. PAYMENT FOR PRODUCT DEVELOPMENT

   INITIAL PAYMENT

5.1 Polymer shall pay to BLI, out of Available Funds, on the date of closing of the Unit Offering (as defined in the Prospectus), the sum of three and one-half million dollars (U.S.) (US$3.5 million) for the right to use the Biovail Technology. No amount of that payment shall be refunded to Polymer or credited against any royalties or other amount payable by Polymer to BLI under this Agreement.

   REIMBURSEMENT OF DEVELOPMENT COSTS

5.2 Polymer shall make quarterly payments to BLI in advance, and on or before the first day of each calendar quarter, in the amount of the Development Costs expected to be incurred in that calendar quarter, as set out in the budgets prepared by BLI in accordance with the provisions of this Agreement. Biovail shall provide to Polymer within forty-five (45) days of the end of each calendar quarter, a detailed report specifying the Product Development work done and all Development Costs incurred during the preceding calendar quarter and the amount to be charged to Polymer for that work. Any difference between the amount paid in advance by Polymer and the amount to be charged to Polymer shall be paid by Polymer to BLI within thirty (30) days of the receipt by Polymer of such detailed report, or credited to Polymer on the next quarterly payment, as the case may be, provided, however, that the aggregate of all such amounts paid shall not exceed the aggregate amount of Available Funds.

5.3 The amounts to be charged to and paid by Polymer pursuant to this Agreement are the full amounts of the Development Costs, billed to Polymer at a rate of BLI's or BCI's fully absorbed costs plus forty-five per cent (45%) of those costs, except for costs which are associated with payments to third party contract research organizations for services performed under this Agreement, which shall be billed at BLI's or BCI's actual cost plus fifteen per cent (15%) of those costs.


   SUFFICIENCY OF FUNDS; ETC.

5.4 Neither Polymer nor BLI makes any warranty, express or implied, that the Available Funds will be sufficient for the completion of the Product Development work for any of the Products.

   ADDITIONAL PRODUCT (NIFEDIPINE XL)

5.5 Within fifteen (15) days after the Effective Date of this Agreement, Polymer shall pay to BLI out of Available Funds:

     (a) the sum of $1.25 million U.S. Dollars in respect of the Product Development costs for the Additional Product incurred by BLI and BCI during the months of May and June 1997; and

     (b) an amount calculated in accordance with the method set out in paragraph 5.2 for the Product Development costs incurred by BLI and BCI between July 1, 1997 and the date of closing of the Unit Offering as defined in the Prospectus.

5.6 Polymer shall set aside and maintain in a separate interest bearing account, satisfactory to BLI, the Litigation Reserve and shall use the funds in that Litigation Reserve only for the purposes of financing any possible litigation against Polymer or against BLI arising from an Application for Regulatory Approval of the Additional Product in the U.S.A. Polymer shall, at the written request of BLI, provide to BLI an accounting of the disposition of any funds from that Litigation Reserve, and shall promptly reimburse BLI from the Litigation Reserve for any expenses incurred by BLI relating to any such litigation.

5.7 Biovail shall have full carriage and control of any such litigation, and shall be reimbursed by Polymer from the Litigation Reserve, for the cost of such litigation, until such time as Biovail, in its sole discretion, determines that such carriage and control should be assumed by Polymer. Polymer shall, at the request of Biovail, assume such carriage and control, and the cost of the litigation.

6. REPORTS AND RECORDS FOR PRODUCT DEVELOPMENT

   QUARTERLY REPORT

6.1 Within 45 days after the end of each calendar quarter during which any Available Funds were expended in respect of development of any Products, BLI shall provide to Polymer a reasonably detailed report setting forth:

     (a) the total Development Costs incurred during that quarter:

     (b) a summary of the Development work performed hereunder by BLI, BCI, their Affiliates or Subsidiaries, and their respective agents during that quarter; and

     (c) the status of all Product Development Programs at the end of that quarter.

   FINAL REPORT

6.2 Within 90 days after the expenditure by Polymer of all Available Funds, BLI shall provide to Polymer a final report setting forth a reconciliation of all Development Costs paid by Polymer through the date of such expenditure.

   RECORDS

6.3 Each of BLI and BCl shall keep and maintain, in accordance with generally accepted accounting principles as applied in Canada, proper and complete records and books of account documenting all Development Costs. Polymer shall have the right, at all reasonable times and at its own expense, to examine or to have examined by a firm of chartered accountants or similarly qualified persons reasonably acceptable to BLI and BCI, as the case may be, pertinent books and records of BLI and BCI, for the sole purpose of determining the correctness of Development Costs invoiced to and paid by Polymer. Such examination shall take place not more frequently than twice per year and not later than two years following the date of the invoice in question.

7. MANUFACTURING AND MARKETING RIGHTS

   LICENSE TO MANUFTCTURE AND MARKET

7.1 Subject to the provisions of paragraph 7.12 of this Agreement and in consideration of the payments made to Polymer by BLI hereunder, BLI hereby grants to Polymer an exclusive License, including as against BLI, BCI and their respective Affiliates, to use the Biovail Technology and the information and data compiled by BLI pursuant to the terms of this Agreement to Manufacture and Market each of the Products throughout the Territory during the License period, and a non-exclusive, royalty-free license after the expiry of the License Period.

7.2 Pursuant to the License granted to Polymer under paragraph 7.1, and subject to the manufacturing rights retained by Biovail as set out in paragraphs 7.14 and 7.15, Polymer may, without any consent or authorization from BLI or any Affiliated Company or Associated Company, authorize or license any other Person, firm, corporation or legal entity to Manufacture and/or Market the Products in any or all countries in the Territory. For that purpose, Polymer may grant Licenses of any or all of the rights conveyed to it by this Agreement of the same scope as, or of narrower scope than, the license granted to Polymer by this Agreement, and may license others to do any or all of the things that Polymer is entitled to do under this Agreement.

   LICENSE TO BLI FOR CANADA

7.3 In consideration of the Product Development work undertaken by BLI, Polymer hereby grants to BLI an exclusive License to use the information, data and technology developed pursuant to the terms of this Agreement to Manufacture and Market each of the Products in Canada during the License period, and a non-exclusive, royalty-free license after the expiry of the License Period.

7.4 Pursuant to the License granted to BLI under paragraph 7.3, BLI may, without any consent or authorization from Polymer or any Affiliated Company or Associated Company, authorize or license any other Person, firm, corporation or legal entity to Manufacture and/or Market any of the Products in Canada. For the purpose, BLI may grant Licenses of any or all of the rights conveyed to it by this Agreement of the same scope as, or of narrower scope than, the license granted to BLI by this Agreement, and may license others to do any or all of the things that BLI is entitled to do under this Agreement.

7.5 BLI shall pay to Polymer or shall cause any Sub-Licensee of BLI to pay to Polymer a royalty of three percent (3%) of the Net Sales of any Product sold by BLI, its Affiliated Companies and its Sub-Licensees in Canada.

7.6 BLI's obligations under paragraph 7.5 of this Agreement with respect to the Product shall expire, on the expiry of the License Period in Canada.

7.7 BLI and Polymer shall each notify the other in writing of the date of the first commercial sale of each of the Products by itself its Affiliated Companies, or its Licensees in each country in the Territory, or Canada.

   REPORTS

7.8 The royalty payment required by paragraphs 7.5 and 9.2(b) shall be due and payable within sixty (60) days of the end of March, June, September and December with respect to sales of each of the Products in the three
     (3) month periods ending on the last days of March, June, September and December. Such royalties and other payments shall be paid to Polymer, in U.S. dollars, to such bank account as Polymer may designate, subject to any requisite exchange controls, or other governmental consent, being obtained. If such consent is not obtained, the royalty shall be paid to such other bank account of Polymer or in such other currency (in the equivalent of the amount due in U.S. dollars calculated at the mean of the buy and sell rates of exchange as quoted to BLI by its main banker at the due date for payment or the date of actual payment, whichever is earlier) as may be permitted by such exchange control. BLI shall on payment of royalties submit a written statement summarizing on a country by country basis the accrual of the royalties in question together with a copy of the quotations of the main banker of BLI on the currency rates in question.

7.9 Within sixty (60) days of the end of each calendar quarter, BLI shall send to Polymer a statement certified by a financial officer of BLI disclosing the Net Sales of the Product for the just-ended calendar quarter, the total amount of the deductions referred to in paragraph 1.31 and the royalties due to Polymer.

7.10 BLI, if required so to do by any applicable tax law, may deduct any governmental withholding tax required to be deducted by it on payment of royalties hereunder but shall account to the relevant tax authorities for the sum so deducted and provide Polymer with proof of such payment from such authorities. BLI shall provide reasonable assistance to Polymer in securing any benefits available to Polymer with respect to governmental tax withholdings by any relevant law or double tax treaty.

7.11 BLI shall keep at its registered office, and shall cause its Affiliated Companies and Licensees to keep, full and accurate records of the sales of each of the Products for each country for purposes of compliance with its obligations hereunder. Such records shall be made available following the First Commercial Sale of the Product in Canada for inspection by Polymer or an independent certified public or chartered accountant of Polymer's choice during normal business hours after reasonable notice, up to two (2) years after the termination or expiration of this Agreement, and at Polymer's expense. Such inspection shall occur no more often than once a year.

    FAILURE TO MARKET

7.12 If any Product is not Muketcd in the U.S.A. by Polymer, an Affiliate of Polymer or a Licensee of Polymer within nine (9) months from the date of Regulatory Approval of that Product in the U.S.A. (unless the Marketing of such Product is impeded or prohibited by any applicable law, regulation or order), the License granted to Polymer for that Product for the Territory shall be terminated. BLI shall thereafter, upon written notice to Polymer, have the exclusive right to Manufacture, Market and License that Product, in and throughout the Territory, subject to the provisions of paragraphs 7.3 to 7.11.

7.13 Polymer shall use its reasonable efforts at the request of BLI to cause any Licensee of Polymer to enter into a trademark user agreement on the terms and conditions reasonably acceptable to BLI for the relevant trademark to facilitate the Marketing of the Product by the Licensee under BLI's trademark.

    MANUFACTURING

7.14 Notwithstanding any rights or License granted or acquired by Polymer under this Agreement, BLI shall have the exclusive right to Manufacture each Product for sale in the Territory for a period of five (5) years from the date of the first Regulatory Approval for that Product in the Territory.

7.15 After the expiry of the five (5) year period referred to in paragraph 7.14, and as to any Product for which Polymer has acquired Manufacturing rights, Polymer may obtain manufacturing of the Product from any qualified third party, subject to the provisions of paragraphs 8.19 and 8.21.

    REGULATORY COMPLIANCE

7.16 Each of BLI and Polymer shall ensure that all Products sold by either of them, or by their respective Licensees, shall comply in all respects with all applicable laws, regulations and standards affecting the Products, or the promotion, labelling and advertising of the Products, and comply with all applicable regulatory provisions of any government or Regulatory Authority having jurisdiction over the sale of the Products.

    LICENSE PAYMENTS TO THIRD PARTIES

7.17 Any License or other rights acquired by Polymer for any Product under the provisions of this Agreement shall be subject to the terms of any applicable existing licenses granted to BLI with respect to any Products under any of the other agreements to which BLI may be a party. BLI agrees to assign, sublicense or cause to be assigned or sublicensed to Polymer the rights and obligations under such agreements.

8.  MANUFACTURE OF PRODUCTS

    PRODUCTION

8.1  During any period of time in which:


     (a) BLI has the exclusive right to Manufacture any Product, and

     (b) Polymer has the right to Market or authorize another to Market that Product in any country in the Territory; and

     (c) subject to the provisions of paragraphs 7.14 and 9.20 of this Agreement,

     BLI shall produce and supply to Polymer and Polymer shall acquire from BLI, Polymer's entire requirements for that Product, in accordance with the terms of this Agreement.



8.2 Polymer shall, at the request of BLI enter into a Supply agreement with BLI for the Product in question on terms consistent with those in this Agreement and containing other terms and conditions commonly found in such agreements, to be negotiated in good faith between BLI and Polymer.

8.3 Upon execution of this Agreement and thereafter at the beginning of each calendar quarter Polymer shall provide BLI with a forecast showing the amount of the Product, by dosage strength, and expressed both in local currency and in units, that Polymer expects to order from BLI in the subsequent twelve (12) month period.

8.4 Provided that Polymer has delivered forecasts as required by paragraph 8.3, and subject to the provisions of paragraph 8.5, BLI shall ensure that it has manufacturing capabilities sufficient to permit BLI to meet Polymers orders for the Product, provided there is not more than a twenty
     (20) percent divergence between Polymer's forecasts and the actual orders for the Product. Provided BLI has used its reasonable best efforts to meet the requirements of Polymer as reflected in those forecasts, BLI shall have no liability to Polymer for any failure or inability to supply Polymer with quantities of Product in excess of the estimated requirements of Polymer as set out in such forecasts.

8.5 BLI shall notify Polymer if BLI determines that it will be unable to meet the estimated requirements of Polymer, as soon as practicable but in any event within fifteen (15) days after receiving such estimates.

   PURCHASE ORDERS

8.6 During the Term of this Agreement, Polymer shall submit to BLI, at least one hundred and twenty (120) days prior to the required date of delivery, purchase orders for Polymer's requirements of the Product, identifying the quantities of Product required by strength. Each purchase order shall specify a delivery date which shall be not less than one hundred and twenty (120) days following the date of receipt by BLI of such order. All purchase orders placed by Polymer hereunder shall be firm, in a form approved by BLI, and shall be sent by facsimile or by courier to such address(es) as BLI may notify Polymer in writing.

8.7 BLI shall confirm acceptance of all purchase orders delivered in accordance with the provisions of paragraph 8.6, in writing or by facsimile, within two (2) weeks of BLI's receipt thereof, unless BLI has notified Polymer pursuant to paragraph 8.5 that BLI will be unable to fill all or part of any such purchase order.

8.8 BLI shall fill Polymer's accepted orders in accordance with the delivery dates specified in Polymer's purchase orders unless BLI has notified Polymer pursuant to paragraph 8.5 that BLI will be unable to fill all or part of any such purchase order.

   MANUFACTURING PRICE AND ROYALTY

8.9 Polymer shall pay to BLI for each dosage strength of each Product supplied to Polymer by BLI a price that is equivalent to one hundred and twenty-five percent (125%) of BLI's fully absorbed standard cost of that Product, as determined by generally accepted accounting principles as used and applied in Canada.

   PRODUCT QUALITY

8.10 BLI shall ensure that the Product is Manufactured in accordance with applicable GMP standards and with the applicable FDA regulations.

8.11 BLI shall perform all quality control tests and other inspections required by applicable GMP standards and FDA regulations.

8.12 BLI shall furnish to Polymer, for each lot of Product delivered to Polymer, a certificate that such lot meets the quality control standards set forth in the approved Application for Regulatory Approval, and a certificate of analysis for each lot.

8.13 Polymer shall notify BLI, within thirty (30) days of its actual receipt of each shipment of the Product, of any non-compliance of the Product with the requirements of paragraph 8.10. If no notice of non-compliance is delivered to BLI within such thirty (30) day period, the Product so delivered shall be deemed to comply with the provisions of paragraph 8.10.

8.14 The provisions of paragraph 8.13 do not apply to any deficiencies in the Product not reasonably detectable within thirty (30) days of actual receipt of the Product by Polymer. Polymer shall notify BLI of any such deficiencies within forty-five (45) days after they come to the attention of Polymer. BLI shall have no liability to Polymer with respect to any deficiencies of which BLI is not notified within such forty-five (45) day period.

8.15 Each of BLI and Polymer shall:

     (a) allow the other, on request, such request to be provided ten (10) working days in advance, to inspect/audit its facilities and records pertaining to the testing, storage and Packaging of the Product to be sold by Polymer in the Territory for compliance with applicable GMP and FDA standards and regulations, provided such inspection or audit does not unreasonably interfere with its business operations; and

     (b) supply to the other all data and results relating to all testing performed on the Product to be sold by Polymer in the Territory.

8.16 BLI shall replace, at its own expense, and without any undue delay, any Product that does not comply with the applicable GMP and FDA standards and regulations.

8.17 If, following the timely delivery of a notice by Polymer pursuant to the provisions of paragraph 8.13 hereof, Polymer and BLI do not agree that any lot or lots of the Product referred to in the notice meets all the requirements of paragraph 8.10 of this Agreement, that lot or those lots of the Product shall be tested for such compliance, within thirty (30) days after notice of the defect is delivered to BLI, by a reputable independent pharmaceutical testing laboratory selected by mutual agreement of BLI and Polymer. If BLI and Polymer are unable to agree on the selection of that laboratory, the disagreement shall be resolved by arbitration. The decision of such third party with respect to the question of compliance shall be binding upon BLI and Polymer for the purposes of paragraph 8.10 of this Agreement only. The costs of that testing shall be borne by the losing Party.

   MANUFACTURING OPTION

8.18 Notwithstanding any other provisions of this Article 8, and upon the expiry of the exclusive right of BLI under paragraph 7.14, Polymer may manufacture, or obtain all but not less than all of its manufacturing requirements of any Product Licensed to Polymer in the Territory from another Person on terms which are more advantageous to Polymer than the terms upon which BLI is willing to provide such manufacturing, as provided for herein, subject to the terms and conditions of paragraphs 8.19 and 8.21.

8.19 At least 30 days before entering into any agreement with any other Person providing for the Manufacture of the Product for Polymer by that other Person, Polymer shall provide notice in writing to BLI of the terms of the proposed agreement. That notice shall include an offer by Polymer to purchase the Product from BLI on substantially the same terms and conditions as have been offered by such other Person. BLI shall have the right to accept or reject that offer in its sole discretion.

8.20 If BLI rejects or fails to accept such offer within 30 days of the date of delivery of that notice, Polymer shall have the right (subject to the provisions of paragraph 8.21) to enter into a Manufacturing Agreement with such other Person or any other Person on terms and conditions which are in the aggregate no more favorable to the proposed manufacturer than those contained in the offer described in paragraph 8.19. Polymer shall at no time during the Term of this Agreement enter into any Manufacturing Agreement on terms more favourable to the proposed manufacturer than have been offered to BLI, which offer shall again be subject to the provisions of this paragraph 8.20.

8.21 The identity of any third-party manufacturer shall be subject to BLI's reasonable approval as to such Person's capability to manufacture the Products, which approval may be withheld only if any such manufacturer has insufficient manufacturing capabilities to manufacture the Products in accordance with the requirements of this Agreement (including lack of compliance with GMP), or if such manufacturer's activities will have a material adverse effect on BLI's overall competitive position in the pharmaceutical industry.

8.22 If BLI refuses to approve a proposed manufacturer for any one or more of the Products, BLI shall supply that Product to Polymer, in accordance with the terms of this Agreement, for a price that is equivalent to the greater of:

     (a)  prevailing market rates, or

     (b) one hundred and fifteen per cent (115%) of BLI's fully absorbed cost of that Product, as determined by generally accepted accounting principles as used and applied in Canada.

   RELEASE

8.23 BLI shall be released from the supply obligation and Polymer from the purchasing obligation as set forth in paragraph 8.1, in the following circumstances, and to the extent required by those circumstances:

     (a) If the term of any agreement in respect of such supply of Products shall expire in accordance with its terms and provisions.

     (b) If the Product delivered by BLI shall have repeatedly failed to comply with the quality control specifications established therefor and BLI fails satisfactorily to remedy such failure after written notice to such effect from Polymer. Any disagreement regarding Biovail's compliance with the quality control specifications or with any Product meeting agreed standards shall be resolved by an independent laboratory selected by the parties hereto, or by arbitration.

     (c) If any Regulatory Authority or other government authority in any country in the Territory shall have prevented the importation of the Product manufactured by BLI or any active or inactive component of such Product and BLI determines not to produce such Product in that country or at a place acceptable to that Regulatory Authority or government authority.

   POLYMER LICENSE ON RELEASE OF BLI

8.24 If any of the circumstances set forth in paragraph 8.23 occur and continue to exist:

     (a) BLI shall promptly grant to Polymer a license to use the Biovail Technology and the data and information developed under this Agreement to Manufacture, have Manufactured, and to Market the Product in question in the Territory to the extent necessary to enable Polymer to do so without infringing any of BLI's Patent Rights and/or Know-How. Any such license shall apply only to the specified Product and country, if applicable, and to the directly related use of the Biovail Technology to Manufacture that Product.

     (b) To the extent that BLI may legally do so, having regard to BLI's existing contractual and legal obligations, BLI shall provide to Polymer the technical data necessary to enable Polymer to manufacture any such Product. BLI shall deliver to Polymer any documentation necessary to manufacture the Product, including practical performance advice, shop practice, specifications as to materials to be used and control methods, and shall authorize reference to any relevant Biovail drug master files relating to the Product.

     (c) BLI shall assist Polymer in the preparation of the systems, equipment and documentation necessary to manufacture the Product and in the training of Polymer's personnel necessary for such manufacturing. BLI shall permit Polymer's scientific staff to visit BLI's manufacturing premises for certain specified periods, the terms of which shall be mutually agreed to by BLI and Polymer.

   SUPPLY TO LICENSEES OF POLYMER

8.25 The rights and obligations of BLI and Polymer under paragraphs 8.1 to
     8.24 shall apply, mutatis mutandis, to any Licensee of Polymer.

   STANDARD PRICING

8.26 Each of Polymer and BLI shall apply a policy in establishing a net selling price for each of the Products consistent with policies it applies in the case of similar transactions entered into with third party sources, or if there are no such sources, then on a basis which is commercially reasonable.

9. BIOVAIL OPTION

   BIOVAIL OPTION

9.1 With respect to any one Product which it so designates, BLI shall have the right, in its sole discretion, to exercise the Biovail Option, which is granted to BLI in consideration of the development work undertaken and to be undertaken hereunder in relation to the Products, all as provided for herein. BLI shall exercise such right by providing written notice thereof to Polymer at any time up to sixty (60) days after Regulatory Approval of that Product in the U.S.A.

   PAYMENTS

9.2 In the event that BLI exercises the Biovail Option, BLI shall pay to Polymer, at the Option of BLI, either:

     (a) A one-time cash fee of $25 million, within 30 days of the date of exercise of the Biovail Option, or

     (b) Base royalties equal to 10% of Net Sales of the Product during the License Period on the same basis as the royalties payable by BLI under paragraph 7.5.

9.3 In the event that BLI exercises the Biovail Option, BLI shall re-acquire all rights relating to that Product, including, without limitation, the exclusive right to Manufacture and Market the Product in the Territory and in Canada. Any license granted to Polymer in respect of that Product shall be terminated.

10. CONFIDENTIALITY; ACCESS TO INFORMATION

    OBLIGATIONS OF CONFIDENTIALITY

10.1 During the term of this Agreement and for a period of five years following its termination, Polymer shall maintain in confidence and shall not disclose to any other person, except as permitted by this Agreement, any of the Biovail Technology, and shall use such Biovail Technology only to perform its continuing obligations under this Agreement or following its termination, unless or except to the extent that the Biovail
     Technology:

     (a) was known to or used by Polymer prior to its development or disclosure under this Agreement or any other agreement between the parties;

     (b) is lawfully disclosed to Polymer by a third party unaffiliated with Polymer having the right to disclose that technology; or

     (c) either before or after the time of disclosure to Polymer, such technology becomes known to the public other than by an unauthorized act or omission of Polymer or of their respective employees or agents (in which case the provisions above shall not apply to either party unless it can be established that such party or its agents disclosed such information in an act or omission).

    EXCEPTIONS

10.2 Nothing contained in paragraph 10.1 shall prevent Polymer, or BLI or BCI acting on behalf of Polymer, from disclosing any Biovail Technology to the extent that such Biovail Technology is required to be disclosed:

     (a) in connection with the securing of necessary governmental authorization for the testing or marketing of Products,

     (b) by law for the purpose of complying with governmental regulations,

     (c) in connection with any license or sublicense permitted under this Agreement, provided that any person to whom the Biovail Technology is to be disclosed has executed a confidentiality agreement in a form acceptable to BLI,

     (d) to the extent necessary to give effect to the right of Polymer to obtain manufacturing of the Product from a Third Party, provided that any person to whom the Biovail Technology is to be disclosed has executed a confidentiality agreement in a form acceptable to BLI,

     (e) as may be required by applicable laws, regulations, or judicial determinations.

    SURVIVAL

10.3 The obligations of the parties pursuant to this Section 10 shall survive the termination of this Agreement for any reason.

11. PATENTS

    PATENT PROTECTION

11.1 BLI may apply for any Patent Rights in its own name and at its own expense, for any discoveries, inventions, improvements and innovations relating to the Products, whether made in fulfilling the obligations of BLI under this Agreement or otherwise.

    PATENT FILLINGS

11.2 Without limiting the provisions of paragraph 1 1.1 hereof, BLI shall cause appropriate applications for Patent Rights, and for any inventions relating to any Products developed hereunder which BLI reasonably believes to be patentable and technically significant, to be prepared and prosecuted in the United States of America and in any other countries in the Territory selected by Biovail in which patent protection appears to be available and effective, as Polymer and BLI shall reasonably agree from time to time, and shall cause such Patent Rights to be maintained.
     All of the costs
     of preparing, filing, prosecuting and maintaining such applications and patents, including the Patent Rights, shall be treated as Development Costs.

   INFRINGEMENT

11.3 In the event any party hereto is made aware of any alleged infringement of any Patent Rights, it shall promptly notify the other party of such infringement and the parties shall mutually agree upon an appropriate strategy to pursue the alleged infringer. If one of the parties declines to join any infringement action, that party nevertheless shall join the other party if necessary as a plaintiff but shall be held free, clear and harmless from any and all costs and expenses of any litigation by the other party, who shall thereafter be solely entitled to retain any sums recovered in such suit or in settlement thereof.

   INFRINGEMENT PROCEDURES

11.4 In the event either party is charged by a third party with infringement of a patent or patents in relation to the commercialization of a Product, such party shall promptly notify the other party and the parties together shall mutually agree upon a defense strategy.

11.5 If the alleged infringement arises from the use or sale of a Product, the selling party shall hold the other party free, clear and harmless from any and all costs, expenses and damages arising from such litigation.

11.6 If the alleged infringement arises from the manufacturing process used for a Product:

     (a) if BLI manufactures the product for Polymer hereunder, BLI shall hold Polymer free, clear and harmless from any and all costs, expenses (including attorneys' fees and disbursements) and damages arising from such litigation; and

     (b) if Polymer has obtained such manufacturing from any other Person, Polymer shall hold BLI free, clear and harmless from any and all costs, expenses (including attorneys' fees and disbursements) and damages arising from such litigation.

11.7 If the circumstances in paragraphs 11.5 and 11.6(a) above both apply to the infringement alleged by a third party, BLI and Polymer shall share equally all costs, expenses and damages arising from such litigation.

12. TERM AND TERMINATION

12.1 This Agreement shall remain in effect for the life of any relevant
     License or other payment or development obligation hereunder, whichever is longer or until such other time as Polymer and BLI may mutually determine. Thereafter, it shall continue automatically for additional periods of one year each upon terms to be mutually agreed upon by the parties hereto, unless terminated by Polymer or BLI upon 12 months' written notice.

12.2 The parties' respective obligations under Article 2 hereunder will terminate upon the expenditure by Polymer of all Available Funds, unless mutually agreed to by the parties hereto.

12.3 Notwithstanding the foregoing provisions of this Article 12, in the event that the offering contemplated by the Prospectus is not consummated and is withdrawn, this Agreement shall terminate and be of no further force and effect.

13. DEFAULT

    BREACH INCAPABLE OF REMEDY

13.1 In the event that there is a breath which is incapable of remedy of any of the terms or provisions hereof by one party, the other party shall have the right to terminate this Agreement on 30 days' notice by written notice to the party which shall be in breach. For the purposes of this Agreement, a breach incapable of remedy shall be present:

     (a) when there is a change in the Control of Polymer or BLI; or

     (b) if an order is made or an effective resolution is passed for the winding-up of BLI or Polymer other than for the purposes of an amalgamation or reconstruction the terms of which have been agreed by the parties; or

     (c) if BLI or Polymer shall make any general adjustment or rescheduling of any indebtedness or obligation for repayment of borrowed monies or any general assignment for the benefit of creditors; or

     (d) If BLI or Polymer enters into any arrangement or composition with its creditors; or

     (e) if any encumbrancer takes possession of or a receiver is appointed over any of the assets of BLI or Polymer.

13.2 In case of a breach incapable of remedy on the part of BLI described in any of subparagraphs 13.1(b) through (e) above and where Polymer serves a notice of termination upon BLI, Polymer shall be granted an exclusive license under BLI's applicable Know-how (consistent with the terms of this Agreement and containing such other terms as may be reasonably agreed to by BLI and Polymer) to Market such Products in the U.S., and in the case of any Product for which BLI has Manufacturing rights, a license to Manufacture. Such license will continue as a non-exclusive, royalty-free license upon termination of the applicable exclusive Period for each Product.

13.3 In the event of any breach not described in any of sub-paragraphs 13.1
     (b) through (e) above, which breach has not been remedied after a period of 60 days after written notice thereof by BLI to Polymer or Polymer to BLI, as applicable, the party not in breach shall have the right to terminate those portions of this Agreement directly affected by or corresponding to the breach upon written notice to the breaching party, without affecting the remaining rights and obligations of the parties under this Agreement.

    RIGHTS

13.4 Except as set forth in paragraph 13.1 above, upon termination of this Agreement, as a result of the default or breach by either party:

     (a) The party not in default or breach shall have no further obligations or liabilities of any kind whatsoever to the other party other than those ex pressly stated to survive any termination hereunder;

     (b) Any sums that were due from the party in default or breach to the party not in default or breach prior to the exercise of the right to terminate this Agreement as set forth herein shall be paid in full without any right of offset within 60 days of termination of this Agreement; and

     (c) All confidentially provisions set out herein shall remain in full force and effect.

14. MISCELLANEOUS

    FORCE MAJEURE

14.1 Neither party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of any Government Authority, but any such delay or failure shall be remedied by such party as soon as practicable.

    RELATIONSHIP OF THE PARTIES

14.2 Nothing contained in this Agreement is intended or is to be construed to constitute BLI and Polymer as partners or joint venturers or employees of the other party. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

    COUNTERPARTS

14.3 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

    NOTICES

14.4 Any notice or other communication required or permitted to be given to either party under this Agreement shall be given in writing and shall be delivered by hand or by registered mail, postage prepaid and return receipt requested, or by reputable overnight delivery service or courier, addressed to each party at the following addresses or such other address as may be designated by notice pursuant to this paragraph 14.4:

            If to Polymer:

            Intelligent Polymer Limited
            Clarendon House
            2 Church Street
            Hamilton HM 11
            Bermuda

            If to BLI:

            Biovail Laboratories Incorporated
            Chelston Park
            Building 2, Collymore Rock
            St. Michael BH1
            Barbados, West Indies

            If to BCI:

            Biovail Corporation International
            2438 Dunwin Drive
            Mississauga, Ontario,
            Canada L5L 1J9

14.5 Any notice or communication given in conformity with this Section 14 shall be deemed to be effective when received by the addressee, if delivered by hand or delivery service or courier, and four days after mailing, if mailed.

    GOVERNING LAW

14.6 This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

    SEVERABILITY

14.7 If any provision in this Agreement is deemed to be or becomes invalid, illegal or unenforceable, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

    AMENDMENTS

14.8 No amendment, modification or addition hereto shall be effective or binding on either party unless set forth in writing and executed by a duly authorized representative of both parties.

    WAIVER

14.9 No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

    HEADINGS

14.10 The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

    ASSIGNMENT, ETC.

14.11 Neither party may assign its rights and obligations hereunder without the prior written consent of the other party; provided, however, that BLI shall have the right to assign such rights and obligations hereunder to any person or entity with which BLI is merged or consolidated or which purchases all or substantially all of the assets of BLI.

14.12 BLI shall have the right to subcontract all or any portion of its duties hereunder to third parties, subject to the prior written approval of Polymer, which shall not be unreasonably withheld or delayed; provided, however, that in any such event BLI shall continue to be bound by the terms of this Agreement.

     NO EFFECT ON OTHER AGREEMENTS

14.13 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

     SUCCESSORS

14.14 This Agreement will enure to the benefit of and be binding upon the successors of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.


                                            INTELLIGENT POLYMERS LIMITED


                                            By:  _______________________
                                            Name:  Eugene Melnyk
                                            Title: Chairman & CEO


                                            BIOVAIL CORPORATION INTERNATIONAL


                                            By:_________________________
                                            Name:  Bruce Brydon
                                            Title: President & CEO


                                            BIOVAIL LABORATORIES INCORPORATED


                                            By:_________________________
                                            Name:  Eugene Melnykk
                                            Title: President & CEO

                            SCHEDULE 1.37 - PRODUCTS

                                                        CORRESPONDING
    NDA PRODUCTS               INDICATIONS            INNOVATORS' BRANDS
--------------------       -------------------        ------------------
Buspirone CR               Anxiety, Depression        Buspar

Bupropion CR               Depression                 Wellbutrin

Lovastatin/Niacin CR       Hyperlipidemia             Mevacor

Tramadol CR                Chronic and Severe         Ultram
                           Acute Pain

Metformin CR               Diabetes                   Glucophage

ANDA PRODUCTS
-------------
Nifedipine XL              Hypertension and           Procardia XL
                           Angina Pectoris